Exhibit 99.1

WRC Media Inc. 512 Seventh Avenue 22nd Floor New York, NY 10018

CONTACT:	Richard Nota
WRC Media Inc.
212-768-1150
Fax 212-768-1887
rnota@wrcmedia.com
www.wrcmedia.com

For Immediate Release

WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
TO REPORT SECOND QUARTER RESULTS FOR 2004

New York, NY, July 26, 2004 – WRC Media to report its 2004 second quarter results on Form 10-Q on Friday, August 13, 2004 when it files its quarterly financial statements with the Securities and Exchange Commission.

WRC Media plans to hold a conference call on Tuesday, August 17, 2004 at 11 am, Eastern Time. In order to participate in the call, please dial 1 (888) 428-4479 if you are in the U.S. or 1 (612) 332-0820 if you are outside the U.S. Conference ID is WRC Media Conference. You should dial in at least five minutes prior to the start of the call. A recorded version also will be available after the conference by calling 1 (800) 475-6701 in the U.S. or 1 (320) 365-3844, if you are outside the U.S. The access code is 738763. The recorded version will be available after the completion of the call beginning on August 17, 2004 at 6:00 pm ET until 11:59 pm ET, August 24, 2004.

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WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets that are designed to help students reach their full learning potential. The company’s products are recognized for their consistent high quality and proven effectiveness in improving student performance and achievement.

WRC Media’s operating companies include AGS Publishing, a leading producer of behavior, ability, achievement and speech-language assessments for all ages, and publisher of high-interest, low-reading-level textbooks and curriculum-based assessment software and test preparation programs; CompassLearning™, a leading provider of research-driven, standard-based solutions to help teachers personalize learning and manage student performance; World Almanac Education Group, Inc., publisher of The World Almanac®, World Almanac for Kids, Facts On File® news periodicals and Internets services, Gareth Stevens books, and the Funk & Wagnalls® Encyclopedia; Weekly Reader Corporation, publisher of Weekly Reader® periodicals and other branded instructional materials for elementary, middle and high school students; and WRC Consumer and Custom Publishing Group, including Lifetime Learning Systems®, whose programs are customized for sponsors such as corporations, non-profits and government agencies that want to cost effectively reach targeted audiences through established channels.

Information in this press release may contain forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media’s and its subsidiariess’ businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

Additional links:
www.wrcmedia.com
www.agsnet.com
www.compasslearning.com
www.weeklyreader.com
www.worldalmanac.com
www.worldalmanacforkids.com
www.facts.com
www.wae.cc
www.childu.com
www.garethstevens.com
www.thinkbox.com
www.lls-online.com